Securities and Exchange Commission 100 F Street, North East Washington, D.C. 20549

Dear Sirs/Mesdames:

Re: Heavy Metal, Inc. registration of 10,100,000 common shares on Form SB-2/A

Please be advised that, I have reached the following conclusions regarding the above offering:

1.	HEAVY METAL, INC. (the "Company") is a duly and legally organized and existing Nevada State Corporation, with its registered office and its principal place of business located at 3155 E. Patrick Lane, Suite 1, Las Vegas, Nevada 89120-3481 USA. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada and filed with the office on June 27, 2007. The Company's existence and form is valid and legal pursuant to the representation above.

2.	The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 10,100,000 shares of common stock previously issued by the Company to the selling shareholders are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non-assessable. In addition, I am of the opinion that the Shares to be sold by the Selling Shareholders pursuant to this Registration Statement, when sold will be validly issued, fully paid and non-assessable shares of the Company's common stock.

3.	The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

I hereby consent to being named in the Form SB-2 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

Bacchus Corporate and Securities Law

Per: /s/ Penny Green

Penny Green Barrister, Solicitor & Attorney Member, Washington State Bar Association Member, Law Society of British Columbia